                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-38931

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 1, 1997)

                                  $300,000,000

                       SALOMON SMITH BARNEY HOLDINGS INC.
                       6 1/4% NOTES DUE JANUARY 15, 2005
                               ------------------
     Salomon Smith Barney Holdings Inc. (the "Company") is offering $300,000,000 principal amount of its 6 1/4% Notes due January 15, 2005 (the "Notes"). Interest on the Notes is payable on January 15 and July 15, commencing July 15, 1998. The Notes may not be redeemed prior to maturity. See "Description of Notes."

     The Notes will be issued in fully registered form only in denominations of $1,000 or integral multiples thereof. The Notes will be initially represented by one or more global notes registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Owners of beneficial interests in Notes will be entitled to physical delivery of Notes in certificated form equal in principal amount to their respective beneficial interests only under the limited circumstances described herein. See "Description of Notes -- Book-Entry Notes."

     Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Same-Day Funds Settlement System of DTC, and, to the extent that secondary market trading activity in the Notes is effected through the facilities of DTC, such trades will be settled in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===================================================================================================
                                                                UNDERWRITING
                                               PRICE TO         DISCOUNTS AND       PROCEEDS TO
                                               PUBLIC(1)       COMMISSIONS(2)      COMPANY(1)(3)
---------------------------------------------------------------------------------------------------
Per Note                                        99.385%             .600%             98.785%
---------------------------------------------------------------------------------------------------
Total                                        $298,155,000        $1,800,000        $296,355,000
===================================================================================================

   (1) Plus accrued interest, if any, from January 12, 1998 to the date of delivery.

   (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   (3) Before deducting expense payable by the Company estimated to be $75,000.

                               ---------------------
        The Notes are offered by the Underwriters named herein, subject to prior sale, when, as and if accepted by the Underwriters and subject to certain conditions. It is expected that delivery of the Notes in book-entry form will be made through the facilities of DTC, on or about January 12, 1998.

                               ---------------------

   SALOMON SMITH BARNEY

       CHASE SECURITIES INC.

                  CITICORP SECURITIES, INC.

                           DONALDSON, LUFKIN & JENRETTE
                              SECURITIES CORPORATION

                                           NATIONSBANC MONTGOMERY SECURITIES LLC

                                                                  UBS SECURITIES
January 7, 1998

     Certain persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the Notes, including over-allotment, stabilizing transactions and covering transactions. For a description of these activities, see "Underwriting."
                            ------------------------

                                 CAPITALIZATION

     The following table sets forth the supplemental consolidated capitalization of the Company at September 30, 1997, after giving retroactive effect to the merger of the Company with Smith Barney Holdings Inc. as a combination of entities under common control in a transaction accounted for in a manner similar to a pooling of interests, and as adjusted to give effect to the issuance of the Notes, the issuance and sale of additional long-term debt of the Company after September 30, 1997 through the date hereof, and the application of the proceeds from each of these transactions to the repayment of short-term borrowings, as if such transactions had occurred on September 30, 1997.

                                                                          AT SEPTEMBER 30, 1997
                                                                       ---------------------------
                                                                               (UNAUDITED)
                                                                       OUTSTANDING     AS ADJUSTED
                                                                       -----------     -----------
                                                                          (DOLLARS IN MILLIONS)
Short-term borrowings................................................    $11,161         $10,126
Notes payable........................................................         10              10
Long-term debt.......................................................     19,717          20,752
                                                                          ------          ------
          Total debt.................................................    $30,888         $30,888
                                                                          ======          ======
Redeemable Preferred Stock, Series A(1)..............................        420              --
Salomon Smith Barney-Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trust holding solely Subordinated Debt
  Securities of Salomon Smith Barney(2)..............................        345             345
Stockholder's equity
  Preferred Stock, Series D and E(1).................................        450              --
  Common stock and additional paid-in capital (net of treasury
     stock)..........................................................        634           1,504
Retained earnings....................................................      7,318           7,318
Cumulative translation adjustment....................................          3               3
                                                                          ------          ------
          Total stockholder's equity.................................      8,405           8,825
                                                                          ------          ------
Total capitalization.................................................    $40,058         $40,058
                                                                          ======          ======

---------------
(1) On November 28, 1997, in connection with the merger of the Company into a wholly owned subsidiary of Travelers Group Inc., each share of Series A Cumulative Convertible Preferred Stock, 8.08% Cumulative Preferred Stock, Series D and 8.40% Cumulative Preferred Stock, Series E of the Company was exchanged, respectively, for one share of Series I Cumulative Preferred Stock, 8.08% Cumulative Preferred Stock, Series J and 8.40% Cumulative Preferred Stock, Series K of Travelers Group Inc.

(2) The sole asset of SI Financing Trust is $355,700,000 aggregate principal amount of 9.25% Subordinated Debt Securities of the Company due June 30, 2026.

                         RATIO OF EARNINGS TO FIXED CHARGES

                                            NINE
                                           MONTHS
                                            ENDED                  YEAR ENDED DECEMBER 31,
                                        SEPTEMBER 30,     -----------------------------------------
                                            1997          1996     1995     1994     1993     1992
                                        -------------     -----    -----    -----    ----     -----
    Ratio of earnings to fixed
      charges.........................       1.29          1.37     1.20    0.98*    1.32      1.27

     The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of interest expense and that portion of rentals deemed representative of the appropriate interest factor.

     * For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges. The amount by which fixed charges exceeded earnings as defined for the year was $173 million.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Notes will be used for general corporate purposes, which may include capital contributions to subsidiaries of the Company and/or the reduction or refinancing of borrowings of the Company or its subsidiaries. In order to fund its investment brokerage business, the Company expects to incur additional indebtedness in the future.

                              DESCRIPTION OF NOTES

     THE FOLLOWING DESCRIPTION OF THE TERMS OF THE NOTES OFFERED HEREBY (REFERRED TO IN THE PROSPECTUS AS THE "OFFERED SECURITIES") SUPPLEMENTS THE DESCRIPTION OF THE GENERAL TERMS OF SECURITIES SET FORTH IN THE PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE. THE FOLLOWING SUMMARY OF THE NOTES IS QUALIFIED IN ITS ENTIRETY BY REFERENCE THERETO AND TO THE INDENTURE REFERRED TO THEREIN.

     The Notes will be limited to $300,000,000 in aggregate principal amount, as a result of which, as of January 7, 1998, $11,398,718,711 aggregate principal amount of Debt Securities remains currently available to be offered by the Company under the Registration Statements of which this Prospectus Supplement and the accompanying Prospectus form a part. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Notes will be issued in the form of one or more global notes (each, a "Book-Entry Note") registered in the name of DTC or its nominee, as described below. The Notes will bear interest from January 12, 1998, at the annual rate set forth on the cover page of this Prospectus Supplement. The Notes will mature on January 15, 2005. Interest on the Notes will be payable semiannually on January 15, and July 15, commencing July 15, 1998, to the persons in whose names the Notes are registered at the close of business on the preceding January 1 or July 1, respectively. The Notes will not be redeemable prior to maturity and will not be subject to any sinking fund.

     Principal of and interest on the Notes will be payable at the office or agency of the Company to be maintained in the Borough of Manhattan, The City of New York, initially at the Corporate Trust Office of the Trustee, 111 Wall Street, Fifth Floor, New York, New York; PROVIDED, HOWEVER, that at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the register of holders of Notes. Notwithstanding the foregoing, payments of principal of and interest on Book-Entry Notes will be made as described below.

     The Indenture permits the defeasance of Debt Securities upon the satisfaction of the conditions described under "Description of Securities -- Defeasance" in the Prospectus. The Notes are subject to these defeasance provisions.

BOOK-ENTRY NOTES

     The Notes will initially be issued in the form of one or more Book-Entry Notes, which will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, Book-

Entry Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

     Principal and interest payments on the Notes represented by one or more Book-Entry Notes will be made by the Company to DTC or its nominee, as the case may be, as the registered owner of the related Book-Entry Note or Notes. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of Book-Entry Notes, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in such Book-Entry Notes as shown on the records of DTC. Neither the Company nor the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of Book-Entry Notes, or for maintaining, supervising or reviewing any records relating to such beneficial interests. The Company also expects that payments by participants to owners of beneficial interests in Book-Entry Notes held through such participants will be governed by standing customer instructions and customary practices, as is the case with securities registered in "street name." Such instructions will be the responsibility of such participants.

     If DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Notes in certificated form in exchange for beneficial interests in the Book-Entry Notes. In addition, the Company may at any time determine not to have its Notes represented by one or more Book-Entry Notes, and, in such event, will issue Notes in certificated form in exchange for beneficial interests in Book-Entry Notes. In any such instance, an owner of a beneficial interest in a Book-Entry Note will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes are expected to trade in the Same-Day Funds Settlement System of DTC until maturity, and, to the extent that secondary market trading activity in the Notes is effected through the facilities of DTC, such trades will be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Terms Agreement dated January 7, 1998, which incorporates by reference the Underwriting Agreement Basic Provisions dated December 1, 1997 (together, the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name below:

    Underwriter                                                           PRINCIPAL AMOUNT
    -----------                                                           ----------------
    Salomon Brothers Inc ................................................    $ 50,000,000
    Chase Securities Inc. ...............................................      50,000,000
    Citicorp Securities, Inc. ...........................................      50,000,000
    Donaldson, Lufkin & Jenrette Securities Corporation .................      50,000,000
    NationsBanc Montgomery Securities LLC ...............................      50,000,000
    UBS Securities LLC ..................................................      50,000,000
                                                                             ------------
              Total......................................................    $300,000,000
                                                                             ============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Notes if any are taken.

     The Underwriters propose to offer part of the Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .350% of the principal amount under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .250% of the principal amount to certain other dealers.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Underwriters may engage in over-allotment, stabilizing transactions and covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions.

     The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes, and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

     Salomon Brothers Inc and Smith Barney Inc., each a member of the National Association of Securities Dealers, Inc. (the "NASD") and a wholly owned subsidiary of the Company, may participate in distributions of the Notes. Accordingly, the offerings of Notes will conform with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding a NASD member firm's underwriting of securities of an affiliate. Certain of the Underwriters or their affiliates engage in transactions (which may include commercial banking transactions) with and perform services for the Company or one or more of its affiliates in the ordinary course of business and may do so in the future.

     This Prospectus Supplement, together with the Prospectus, may also be used by Smith Barney Inc., Salomon Brothers Inc and/or any successor thereto (the "Salomon Smith Barney Subsidiaries"), each a subsidiary of the Company, in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any Salomon Smith Barney Subsidiary may act as principal or agent in such transactions.

                                    EXPERTS

     The consolidated financial statements and schedules of Salomon Inc as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, included in Salomon Inc's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Salomon Financials"), are incorporated by reference herein, in reliance upon the report (also incorporated by reference herein) of Arthur Andersen LLP, independent public accountants, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of Smith Barney Holdings Inc. and its subsidiaries for the fiscal years ended December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in the Company's Current Report on Form 8-K filed on September 29, 1997, have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as set forth in their report therein, included thereon and incorporated herein by reference. Such financial statements referred to above are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The supplemental consolidated financial statements of the Company and its subsidiaries for the fiscal years ended December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included in the Company's Current Report on Form 8-K filed on November 28, 1997, have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as set forth in their report thereon, included therein and incorporated herein by reference, which report states that Coopers & Lybrand L.L.P. did not audit the Salomon Financials and that their opinion with respect to any amounts contained in the Salomon Financials is based on the report of Arthur Andersen LLP. Such financial statements referred to above are incorporated by reference herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The validity of the Notes offered hereby will be passed upon for the Company by Robert H. Mundheim, Esq., as counsel for the Company, 388 Greenwich Street, New York, New York 10013 and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022. Mr. Mundheim, General Counsel of the Company, beneficially owns, or has rights to acquire under Travelers Group employee benefit plans, an aggregate of less than 1% of the common stock of Travelers Group, the parent of the Company. Skadden, Arps, Slate, Meagher & Flom LLP has from time to time acted as counsel for Travelers Group and certain of its subsidiaries and may do so in the future. Mr. Kenneth J. Bialkin, a partner in that firm, is a director of Travelers Group, and he and other attorneys in such firm beneficially own an aggregate of less than 1% of the common stock of Travelers Group.

PROSPECTUS

                       SALOMON SMITH BARNEY HOLDINGS INC.

     may offer --

                                DEBT SECURITIES
                                 INDEX WARRANTS

     We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the supplements carefully before you invest.

                               ------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS, OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR PRICING SUPPLEMENT, IS ACCURATE OR
      COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

                              SALOMON SMITH BARNEY

December 1, 1997

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE TERMS OF OUR SECURITIES, YOU SHOULD CAREFULLY READ THIS DOCUMENT AND THE PROSPECTUS SUPPLEMENT THAT EXPLAINS THE SPECIFIC TERMS OF THE SECURITIES WE ARE OFFERING. YOU SHOULD ALSO READ THE DOCUMENTS WE HAVE REFERRED YOU TO IN "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 4 FOR INFORMATION ON OUR COMPANY AND OUR FINANCIAL STATEMENTS. THE PROSPECTUS SUPPLEMENT MAY ALSO ADD, UPDATE OR CHANGE INFORMATION CONTAINED IN THIS PROSPECTUS. IT IS IMPORTANT FOR YOU TO CONSIDER THE INFORMATION IN THE PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT IN MAKING YOUR INVESTMENT DECISION.

                                  OUR COMPANY

     Salomon Smith Barney Holdings Inc. is a holding company primarily engaged in investment banking, proprietary trading, retail brokerage and asset management activities through its U.S. and foreign broker-dealer subsidiaries.

                          THE SECURITIES WE MAY OFFER

     We may use this Prospectus to offer up to $11,710,346,786 of Debt Securities and Index Warrants. A Prospectus Supplement will describe the specific types, amounts, prices, and detailed terms of any securities we offer.

DEBT SECURITIES

     These securities are unsecured general obligations of our Company in the form of senior or subordinated debt. Senior debt includes our notes, debt, and guarantees, which are for money borrowed and not subordinated. Subordinated debt, designated at the time it is issued, is not entitled to interest and principal payments if payments on the senior debt are not made.

     The senior and subordinated debt will be issued under separate indentures between the Company and a trustee. The trustees under the indentures are bank or trust companies; we have certain banking relationships with these companies. We have summarized below the general features of the debt securities from these indentures. We encourage you to read the indentures (which are incorporated by reference in our registration statement No. 333-38931), our recent annual report on Form 10-K, our recent quarterly reports on Form 10-Q and our recent Reports on Form 8-K, including the Report on Form 8-K filed on November 28, 1997. Directions on how you can receive copies of these documents are provided on page 4.

GENERAL INDENTURE PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED DEBT

- None of the indentures limits the amount of debt that we may issue or provides holders any protection should there be a highly leveraged transaction involving our Company, although the senior debt indenture does limit our company's ability to pledge the stock of certain of our important subsidiaries.

- Each indenture allows for different types of Debt Securities (including indexed securities) to be issued in series and provides for the issuance of securities in book-entry, certificated, and, in limited circumstances, bearer form.

- The indentures allow us to merge or to consolidate with another company, or sell all or substantially all of our assets to another company. If any of these events occur, the other company will be required to assume our responsibilities on the debt, and, assuming that the transaction has not resulted in an event of default, we will be released from all liabilities and obligations under the Debt Securities.

- The indentures provide that holders of a majority of the total principal amount of the Debt Securities outstanding in any series may vote to change certain of our obligations or your rights concerning those securities. However, every holder of a particular security must consent to certain important changes in the terms of that security, including changes in the payment of principal or interest on any security or the currency of payment.

- We may discharge certain of the Debt Securities issued under the indentures or be released from our obligation to comply with the limitations discussed above at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay our obligations under the particular securities when due. If we choose to discharge certain securities, all amounts due to you on those securities will be paid by the trustee from the deposited funds.

- The indentures govern the actions of the trustee with regard to the Debt Securities, including the circumstances under which the trustee is required to give notices to holders of the securities and the procedures by which lost or stolen Debt Securities may be replaced.

EVENTS OF DEFAULT

     The events of default specified in the indentures include:

     - Principal not paid when due.

     - Sinking fund payment not made when due.

     - Failure to pay interest for 30 days.

     - Covenants not performed for 60 days following notice.

     - Certain events of insolvency or bankruptcy, whether voluntary or not.

REMEDIES

     If there is a default, the trustee or holders of 25% of the principal amount of Debt Securities outstanding in a series may declare the principal immediately payable. However, holders of a majority in principal amount of the securities in that series may rescind this action.

INDEX WARRANTS

     We may issue Index Warrants independently or together with Debt Securities. We will issue each series of Index Warrants under a separate Warrant Agreement between our Company and a bank or trust company. We encourage you to read the standard form of the Warrant Agreement, which is incorporated by reference in our registration statement No. 333-38931. We provide directions on how you can get copies of these documents on page 4.

     Index Warrants are securities that, when exercised by the purchaser at a time when certain conditions are met, entitle you to receive from our Company an amount in cash or number of securities that will be indexed to prices, yields, or other specified measures or changes in an index or differences between two or more indexes. You may only exercise Index Warrants during a specified period and the Index Warrants expire on a specified date. Depending on circumstances and the terms and conditions of the particular Index Warrant, you may not be entitled to receive any amount for an Index Warrant during any period when you may exercise it or at its expiration.

     The Prospectus Supplement for a series of Index Warrants will set forth the formula for determining the amount in cash or number of securities, if any, that we will pay you when you exercise an Index Warrant and certain information about the relevant underlying assets, as well as other information about the specific terms of the Index Warrant.

     We will generally issue Index Warrants in book-entry form and list Index Warrants for trading on a national securities exchange, such as the New York Stock Exchange, American Stock Exchange or Chicago Board Options Exchange.

     The Warrant Agreement for any series of Index Warrants will provide that holders of a majority of the total principal amount of the Index Warrants outstanding in any series may vote to change certain of our obligations or your rights concerning those Index Warrants. However, every holder of a particular Index Warrant must consent to certain important changes in the terms of that security, including changes in the amount or manner of payment on an Index Warrant or further limits on the time during which it may be exercised.

     Index Warrants can involve a high degree of risk, including risks arising from changes in the values of the underlying assets that are used to determine the amount to be paid to you when you exercise the Index Warrant. Certain Index Warrants may also involve risks linked to changes in foreign exchange rates, securities markets, interest rates and the business of certain companies or groups of companies. You should recognize that any Index Warrant that does not have a specified minimum expiration value may be worthless when it expires. Buyers of Index Warrants should be experienced in options transactions and understand these types of risks. You should only decide to buy Index Warrants after careful consideration with your advisers about the suitability of the Index Warrants in light of your particular financial circumstances and the terms and conditions of the particular Index Warrant.

     Any prospective purchasers of Index Warrants should be aware of special United States federal income tax considerations applicable to instruments such as the Index Warrants. The Prospectus Supplement relating to each series of Index Warrants will describe certain tax considerations.

                                USE OF PROCEEDS

     We will use the net proceeds we receive from any offering of these securities for general corporate purposes, primarily to fund our operating units and subsidiaries. We may use some of the proceeds to refinance or extend the maturity of some of the Company's existing debt obligations. We will use a portion of the proceeds from the sale of Index Warrants and Indexed Notes to hedge our exposure to payments that we may have to make on such Index Warrants and Indexed Notes.

                              PLAN OF DISTRIBUTION

     We may sell the securities in any of the following ways: (i) through underwriters or dealers; (ii) directly to one or more purchasers; (iii) through agents or (iv) through a combination of any of these methods of sale. The Prospectus Supplement will explain the ways in which we are selling specific securities, including the names of any underwriters and details of the pricing of the securities, including the commissions, concessions or discounts we are granting the underwriters, dealers or agents.

     If we use underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

     We expect that the underwriters for any offering will include one or more of our broker-dealer subsidiaries.

     These broker-dealer subsidiaries (including their successors) also expect to offer and sell previously issued Debt Securities and Index Warrants as part of their business, and may act as a principal or agent in such transactions. We or any of our subsidiaries may use this Prospectus and the related Prospectus Supplements and Pricing Supplements in connection with these activities.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

(a) Annual Report on Form 10-K for the year ended December 31, 1996;

(b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

(c) Current Reports on Form 8-K filed on January 21, 1997, March 17, 1997, April 15, 1997, July 17, 1997, September 24, 1997, September 29, 1997 (as amended by the Current Report on Form 8-K/A filed on October 28, 1997 and the Current Report on Form 8-K/A2 filed on December 1, 1997), October 21, 1997, October 28, 1997 (as amended by the Current Report on Form 8-K/A filed on December 1, 1997), November 21, 1997 (as amended by the Current Report on Form 8-K/A filed on December 1, 1997), and November 28, 1997.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

        Treasurer
        Salomon Smith Barney Holdings Inc.
        388 Greenwich Street
        New York, NY 10013
        212-816-6000

     You should rely only on the information incorporated by reference or provided in this Prospectus or the Prospectus Supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or the Prospectus Supplement is accurate as of any date other than the date on the front of the document.

                                  THE COMPANY

     Pursuant to an agreement and plan of merger dated as of September 24, 1997, a newly-formed wholly owned subsidiary of Travelers Group Inc. ("Travelers Group") merged with and into Salomon Inc ("Salomon") on November 28, 1997; Salomon then became a wholly owned subsidiary of Travelers Group and was renamed Salomon Smith Barney Holdings Inc. (the "Company"). Immediately thereafter, Smith Barney Holdings Inc., another wholly owned subsidiary of Travelers Group, was merged into the Company. The Company is a holding company primarily engaged in investment banking, proprietary trading, retail brokerage and asset management activities through its two broker-dealer subsidiaries, Smith Barney Inc. ("Smith Barney") and Salomon Brothers Inc ("Salomon Brothers").

     The principal offices of the Company are located at 388 Greenwich Street, New York, New York 10013 (telephone number: (212) 816-6000).

SMITH BARNEY

     Smith Barney provides investment banking, asset management, brokerage and other financial services for United States and foreign corporations, governments and institutional and individual investors. These activities include securities, options and commodities brokerage for domestic and international institutional and individual clients; underwriting and distribution of securities; arranging for the private placement of securities; assisting in mergers and acquisitions and providing financial advisory services; market making and trading in corporate debt and equity, United States government and agency, mortgage-related and municipal securities and foreign exchange, futures and forward contracts; consumer financing activities; securities lending activities; investment management and advisory services; securities research; and other related activities.

SALOMON

     Together with Salomon Brothers Holding Company Inc and its subsidiaries (which subsidiaries include Salomon Brothers), Salomon Brothers engages in global investment banking and global securities trading activities; provides capital raising, advisory, trading and risk management services to its customers; and executes proprietary trading strategies on its own behalf. Certain of the Company's commodities trading activities are conducted by the Company's wholly owned subsidiary, Phibro Inc., and its subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                     YEAR ENDED DECEMBER 31,
                                    NINE MONTHS ENDED    -----------------------------------------------
                                    SEPTEMBER 30, 1997    1996      1995      1994      1993      1992
                                    ------------------   -------   -------   -------   -------   -------
Ratio of earnings to fixed
  charges..........................          1.29           1.37      1.20     0.98*      1.32      1.27

---------------
* For the year ended December 31, 1994, earnings as defined were inadequate to cover fixed charges. The amount by which fixed charges exceeded earnings as defined for the year was $173 million.

The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges. For the purpose of this ratio, fixed charges consist of interest expense and that portion of rentals deemed representative of the appropriate interest factor.

                             THE OFFERED SECURITIES

     The Company intends to issue from time to time (i) debt securities ("Debt Securities"), which may be subordinated to other indebtedness of the Company; or
(ii) warrants ("Index Warrants") representing the right to receive, upon exercise, an amount in cash or number of securities that will be determined by reference to prices, yields, levels or other specified objective measures, or changes in an Index or differences between two or more Indexes all having an aggregate initial public offering price or purchase price of up to $11,710,346,786, or the equivalent thereof in one or more foreign or composite currencies. The Debt Securities and Index Warrants are referred to herein collectively as the "Offered Securities." The Offered Securities may be offered separately or as units with other Offered Securities, in separate series in amounts, at prices and on terms to be determined at or prior to the time of sale. The sale of other securities under the registration statement of which this Prospectus forms a part or under a registration statement to which this Prospectus relates will reduce the amount of Offered Securities which may be sold hereunder.

     The specific terms of the Offered Securities with respect to which this Prospectus is being delivered will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"), together with the terms of the offering of the Offered Securities and the initial price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will also contain information, where applicable, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement. This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be unsecured general obligations of the Company. As a holding company, the Company's sources of funds are derived principally from advances and dividends from subsidiaries, certain of which are subject to regulatory considerations, and from sales of assets and investments. The Debt Securities will constitute either senior or subordinated debt of the Company and will be issued, in the case of Debt Securities that will be senior debt, under a senior debt indenture (as amended or supplemented from time to time, the "Senior Debt Indenture") and, in the case of Debt Securities that will be subordinated debt, under a subordinated debt indenture (as amended or supplemented from time to time, the "Subordinated Debt Indenture"). The Senior Debt Indenture and the Subordinated Debt Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures." The institutions named as trustees under the Indentures are hereinafter referred to individually as a "Trustee" and collectively as the "Trustees." Forms of the Indentures have been filed with the Securities and Exchange Commission (the "Commission") and are incorporated by reference as part of the registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") that the Company has filed with the Commission relating to the Offered Securities (such registration statement, together with all exhibits and amendments, the "Registration Statement"). The following summaries of certain provisions of the Indentures and the Debt Securities do not purport to be complete and such summaries are subject to the detailed provisions of the applicable Indenture to which reference is hereby made for a full description of such provisions, including the definition of certain terms used, and for other information regarding the Debt Securities. Numerical references in parentheses below are to sections in the applicable Indenture or, if no Indenture is specified, to sections in each of the Indentures. Wherever particular sections or defined terms of the applicable Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

     Unless otherwise provided in the applicable Prospectus Supplement, the Trustee under the Senior Debt Indenture will be Citibank, N.A., a national banking association, under an Indenture dated as of December 1, 1988, as amended or supplemented from time to time, and the Trustee under the Subordinated Debt Indenture will be Bankers Trust Company, a New York banking corporation, under an Indenture dated as of December 1, 1988, as amended or supplemented from time to time.

GENERAL

     Neither of the Indentures limits the amount of Debt Securities that may be issued thereunder, and each Indenture provides that Debt Securities may be issued from time to time in series (Section 301). The Debt Securities to be issued under either of the Indentures will be unsecured senior or subordinated obligations of the Company as set forth below. Debt Securities of a series may be issuable as individual securities in registered form without coupons ("Registered Securities") or in bearer form ("Bearer Securities") with or without coupons ("Coupons") attached or as one or more global securities in registered or bearer form (each a "Global Security").

     Reference is made to the Prospectus Supplement for a description of the following terms of the Debt Securities in respect of which this Prospectus is being delivered: (i) the title and series of such Debt Securities, whether such Debt Securities will be senior or subordinated debt of the Company and under which indenture such Debt Securities are being issued; (ii) the limit, if any, upon the aggregate principal amount of such Debt Securities and the method by which such principal amount (and premium, if any) will be determined; (iii) the dates on which or periods during which such Debt Securities may be issued and the dates on which, or the range of dates within which, the principal of (and premium, if any, on) such Debt Securities will be payable or the method by which such date or dates shall be determined; (iv) the rate or rates (which may be fixed or variable) or the method of determination thereof, at which such Debt Securities will bear interest, if any; the date or dates from which such interest will accrue; the dates on which such interest will be payable (each, an "Interest Payment Date"); in the case of Registered Securities, the regular record dates for the interest payable on such Interest Payment Dates (each, a "Regular Record Date"); and the place or places where the principal of, premium, if any, and interest on the Debt Securities shall be payable; (v) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions, or at the option of the Company or a Holder, and the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Debt Securities will be redeemed or repurchased, in whole or in part, pursuant to such obligation or option; (vi) the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Debt Securities may be redeemed, if any, in whole or in part, at the option of the Company; (vii) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which such Debt Securities will be issuable; (viii) whether such Debt Securities are to be issued as Discount Securities (as defined below) and the amount of discount with which such Debt Securities will be issued; (ix) provisions, if any, for the defeasance of such Debt Securities; (x) whether such Debt Securities are to be issued as Registered Securities or Bearer Securities or both and, if Bearer Securities are to be issued, whether Coupons will be attached thereto, whether Bearer Securities of the series may be exchanged for Registered Securities having the same terms and the circumstances under which and the place or places at which any such exchanges, if permitted, may be made;
(xi) whether such Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary (as defined below) for such Global Security or Securities; (xii) if a temporary Debt Security is to be issued with respect to such Debt Securities, whether any interest thereon payable on an Interest Payment Date prior to the issuance of a definitive Debt Security of the series will be credited to the account of the persons entitled thereto on such Interest Payment Date; (xiii) if a temporary Global Security is to be issued with respect to such Debt Securities, the terms upon which beneficial interests in such temporary Global Security may be exchanged in whole or in part for beneficial interests in a definitive Global Security or for individual Debt Securities of the series and the terms upon which beneficial interests in a definitive Global Security, if any, may be exchanged for individual Debt Securities having the same terms; (xiv) if other than United States dollars, the foreign or composite currency in which such Debt Securities are to be denominated, or in which payment of the principal of (and premium, if any) and any interest on such Debt Securities will be made and the circumstances, if any, under which such currency of payment may be changed; (xv) if the principal of (and premium, if any) or any interest on such Debt Securities are to be payable, at the election of the Company or a Holder, in a currency other than that in which such Debt Securities are denominated or stated to be payable, the periods within which, and the terms and conditions upon which, such election may be made and the time and the manner of determining the exchange rate between the currency in which such Debt Securities are denominated or stated to be payable and the currency in which such Debt Securities are to be paid pursuant to such election; (xvi) if the amount of payments of principal of (and premium, if any) or any interest on such Debt Securities may be determined with reference to an index based on a currency or currencies other than that in which such Debt Securities are stated to be payable, the manner in which such amounts shall be determined; (xvii) if the amount of payments of principal of (and premium, if any) or any interest on such Debt Securities may be determined with reference to an index based on the prices, changes in prices, or differences between prices, of one or more securities, currencies, intangibles, goods, articles or commodities or by application of a formula (any such index, or index referred to in clause (xvi) being referred to herein as an "Index"), the manner in which such amounts shall be determined; (xviii) any additional Events of Default (as defined below) or restrictive covenants provided for with respect to such Debt Securities; (xix) whether and under what circumstances the

Company will pay additional interest on such Debt Securities held by a Person who is not a U.S. Person (as defined herein) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities under such circumstances; (xx) whether and under what circumstances the Company will be obligated to redeem such Debt Securities if certain events occur involving United States information reporting requirements; (xxi) the terms, if any, upon which such Debt Securities may or shall be exchangeable or exercisable for or payable in, among other things, securities of any kind, instruments, contracts, currencies, commodities, or other forms of property, rights or interests, or any combination of the foregoing, and the terms and conditions upon which such exchange, exercise or payment shall be effected, including, but not limited to, the initial, exchange or exercise price, rate or ratio, and the relevant exchange or exercise period; and (xxii) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture under which they are issued (Section 301).

     Under the Indentures, the Company may authorize the issuance and provide the terms of a series of Debt Securities pursuant to a supplemental indenture or pursuant to a resolution of its Board of Directors, any duly authorized committee of the Board or any committee of officers or other representatives of the Company duly authorized by the Board of Directors for such purpose. The provisions of the Indentures provide the Company with the ability, in addition to the ability to issue Securities with terms different from those of Debt Securities previously issued, to "reopen" a previous issue of a series of Securities and to issue additional Securities of such series.

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued only as Registered Securities in denominations of $1,000 and any integral multiple thereof and will be payable only in United States dollars (Section 302).

     If Bearer Securities are issued, the United States federal income tax consequences and other special considerations applicable to such Bearer Securities will be described in the Prospectus Supplement relating thereto.

     If the amount of payments of principal of (and premium, if any) or any interest on Debt Securities is determined with reference to any type of Index, the United States federal income tax consequences, specific terms and other information with respect to such Debt Securities and such index or formula, securities, currencies, intangibles, goods, articles or commodities will be described in the Prospectus Supplement relating thereto.

     If the principal of (and premium, if any) or any interest on Debt Securities are payable in a foreign or composite currency, the restrictions, elections, United States federal income tax consequences, specific terms and other information with respect to such Debt Securities and such currency will be described in the Prospectus Supplement relating thereto.

     Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates ("Discount Securities"). Debt Securities may be variable rate debt securities that may be exchangeable for fixed rate debt securities. United States federal income tax consequences and other special considerations applicable to any such Debt Securities will be described in the Prospectus Supplement relating thereto.

     Unless otherwise provided in the applicable Prospectus Supplement, the principal of (and premium, if any) and any interest on Debt Securities will be payable (in the case of Registered Securities) at the corporate trust office or agency of the applicable Trustee in the City and State of New York or (in the case of Bearer Securities) at the principal London office of the applicable Trustee; provided, however, that payment of interest on Registered Securities may be made at the option of the Company by check mailed to the Registered Holders thereof or, if so provided in the applicable Prospectus Supplement, at the option of a Holder by wire transfer to an account designated by such Holder (Section 307). Except as otherwise provided in the applicable Prospectus Supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account maintained by the Holder thereof in the United States.

     Unless otherwise provided in the applicable Prospectus Supplement, Registered Securities may be transferred or exchanged at the corporate trust office or agency of the applicable Trustee in the City and State of New York, subject to the limitations provided in the applicable Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith (Section 305). Bearer Securities will be transferable by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the applicable Prospectus Supplement.

     All moneys paid by the Company to a paying agent for the payment of principal of (and premium, if any) or any interest on any Debt Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company, and the Holder of such Debt Security or any Coupon appertaining thereto will thereafter look only to the Company for payment thereof (Section 1204).

     Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the Indenture and the Debt Securities would not afford Holders protection in the event of a highly leveraged or other similar transaction that may adversely affect Holders.

GLOBAL SECURITIES

     Debt Securities having the same issue date and the same terms may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such Debt Securities. Global Securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor (Sections 303 and 305).

     The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements for Debt Securities.

     Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary ("participants"). The accounts to be credited shall be designated by the underwriters of such Debt Securities or, if such Debt Securities are offered and sold directly by the Company or through one or more agents, by the Company or such agent or agents. Ownership of beneficial interests in a Global Security will be limited to participants or Persons that may hold beneficial interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or Persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities. Such limits and such laws may limit the market for beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole Holder of the individual Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities and will not be considered the Holders thereof under the Indenture governing such Debt Securities.

     Subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities and Bearer Warrants" below, payments of principal of (and premium, if any) and any interest on individual Debt Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of such Global Security. None of the Company, the Trustee for such Debt Securities, any paying agent or the security registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     The Company expects that the Depositary for any Debt Securities, upon receipt of any payment of principal, premium or interest in respect of a definitive Global Security representing any of such Debt Securities, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary Global Security of payments of principal, premium or interest in respect thereof will be subject to the restrictions discussed under "Limitations on Issuance of Bearer Securities and Bearer Warrants" below.

     If the Depositary for any Debt Securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have certain Debt Securities represented by one or more Global Securities and, in such event, will issue individual Debt Securities in exchange for the Global Security or Securities representing such Debt Securities. Further, if the Company so specifies with respect to any Debt Securities, an owner of a beneficial interest in a Global Security representing such Debt Securities may, on terms acceptable to the Company and the Depositary for such Global Security, receive individual Debt Securities in exchange for such beneficial interest. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities are issuable as Registered Securities). Individual Debt Securities so issued will be issued (i) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities are issuable as Registered Securities, (ii) as Bearer Securities in the denomination or denominations specified by the Company if the Debt Securities are issuable as Bearer Securities or (iii) as either Registered or Bearer Securities, if the Debt Securities are issuable in either form (Section 305). See, however, "Limitations on Issuance of Bearer Securities and Bearer Warrants," below, for a description of certain restrictions on the issuance of individual Bearer Securities in exchange for beneficial interests in a Global Security.

SENIOR DEBT

     The Debt Securities and Coupons that will constitute part of the senior debt of the Company will be issued under the Senior Debt Indenture and will rank pari passu with all other unsecured debt of the Company except subordinated debt.

SUBORDINATED DEBT

     The Debt Securities and Coupons that will constitute part of the subordinated debt of the Company will be issued under the Subordinated Debt Indenture and will be subordinate and junior in the right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all "Senior Indebtedness" of the Company. The Subordinated Debt Indenture defines "Senior Indebtedness" as the following indebtedness or obligations, whether outstanding at the date of such Indenture or thereafter incurred, assumed, guaranteed or otherwise created, unless in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the subordinated Debt Securities and any appurtenant Coupons: (a) all indebtedness of the Company (including indebtedness of others guaranteed by the Company), other than the subordinated Debt Securities and any appurtenant Coupons and other than the debt securities issuable under the indenture dated as of July 1, 1986 between the Company and The Bank of New York, as trustee, that
(i) is for money borrowed, (ii) arises in connection with the acquisition of any business, properties, securities or assets of any kind, other than in the ordinary course of the Company's business as heretofore conducted or (iii) is secured, in whole or in part, by real or personal property, (b) obligations of the Company (including obligations of others guaranteed by the Company) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction and (c) amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation (Subordinated Debt Indenture, Section 101). The subordinated Debt Securities and any appurtenant Coupons will not be superior in right of payment to the debt securities issuable under the indenture dated as of July 1, 1986 between the Company and The Bank of New York, as trustee (Subordinated Debt Indenture, Section 1601).

     In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property, or (b) that (i) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebtedness, or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default shall have continued beyond the period of grace, if any, in respect thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the subordinated Debt Securities issued under the Subordinated Debt Indenture shall have been declared due and payable upon an Event of Default pursuant to Section 502 thereof and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money's worth, before the Holders of any of the subordinated Debt Securities or Coupons issued under the Subordinated Debt Indenture are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such Debt Securities or such Coupons (Subordinated Debt Indenture, Section 1601). If this Prospectus is being delivered in connection with a series of subordinated Debt Securities, the related Prospectus Supplement will set forth the amount of Senior Indebtedness outstanding as of the most recent practicable date.

LIMITATION ON LIENS

     The Senior Debt Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, incur, issue, assume, guarantee or suffer to exist any indebtedness for borrowed money if the payment of such indebtedness is secured by a pledge of, lien on or security interest in any shares of stock of any Restricted Subsidiary without effectively providing for the equal and ratable securing of the payment of the Debt Securities issued thereunder (Section 1205). The term "Restricted Subsidiary" is defined in the Senior Debt Indenture to mean each of Salomon Brothers Inc, Smith Barney Inc. and any Subsidiary of the Company owning, directly or indirectly, any of the common stock of, or succeeding to any substantial part of the business now conducted by, any of such corporations.

EVENTS OF DEFAULT

     The following will constitute Events of Default under each Indenture with respect to any series of Debt Securities issued thereunder: (i) default in the payment of the principal of (and premium, if any, on) any Debt Security of such series when due; (ii) default for 30 days in the payment of any interest on any Debt Security of such series or of any related Coupon when due; (iii) default in the deposit of any sinking fund payment, when and as due by the terms of any Debt Security of such series; (iv) default in the performance of any other covenant in such Indenture, continued for 60 days after written notice thereof by the applicable Trustee or the Holders of at least 25% in principal amount of the Debt Securities then outstanding (the "Outstanding Debt Securities") of such series; and (v) certain events of bankruptcy, insolvency or reorganization (Section 501). Any additional Events of Default provided with respect to a series of Debt Securities will be set forth in the applicable Prospectus Supplement. No Event of Default with respect to a particular series of Debt Securities issued under either Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities.

     Each Indenture provides that if an Event of Default specified therein shall occur and be continuing with respect to a series of Debt Securities issued thereunder, either the Trustee thereunder or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series may declare the principal of and all accrued interest on all Debt Securities of such series (or, in the case of Discount Securities or Indexed Notes (as defined herein), an amount equal to such portion of the principal amount thereof as will be specified in the related Prospectus Supplement or Pricing Supplement) to be due and payable. In certain cases, the Holders of a majority in principal amount of the Outstanding Debt Securities of a series may, on behalf of the Holders of all such Debt Securities, rescind and annul such declaration and its consequences (Section 502).

     Each Indenture contains a provision entitling the Trustee thereunder, subject to the duty of such Trustee during the continuance of a default to act with the required standard of care, to be indemnified by the Holders of the Debt Securities or any Coupons of any series thereunder before proceeding to exercise any right or power under such Indenture with respect to such series at the request of such Holders (Section 603). Each Indenture provides that no Holder of a Debt Security or any Coupon of any series thereunder may institute any proceeding, judicial or otherwise, to enforce such Indenture except in the case of failure of the Trustee thereunder, for 60 days, to act after it receives (i) written notice of such default, (ii) a written request to enforce such Indenture by the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of such series (and the Trustee receives no direction inconsistent with such written request from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of such series) and (iii) an offer of reasonable indemnity (Section 507). This provision will not prevent any Holder of any such Debt Security from enforcing payment of the principal thereof (and premium, if any, thereon) and any interest thereon or of any such Coupon from enforcing payment thereof at the respective due dates thereof (Section 508). The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the applicable Trustee or of exercising any trust or power conferred on it with respect to the Debt Securities of such series. However, such Trustee may refuse to follow any direction that conflicts with law or the applicable Indenture or that would be unjustly prejudicial to Holders not joining therein (Section 512).

     Each Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to any series of Debt Securities thereunder known to it, give to the Holders of Debt Securities and Coupons of such series notice of such default, unless such default shall have been cured or waived; but, except in the case of a default in the payment of the principal of (and premium, if any) or any interest on any Debt Security or of any Coupon of such series or in the payment of any sinking fund installment with respect to Debt Securities of such series, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the Holders of such Debt Securities and Coupons (Section
602).

     The Company will be required to file annually with each Trustee a certificate of an appropriate officer of the Company as to the absence of certain defaults under the terms of the appropriate Indenture (Section 1206; Subordinated Debt Indenture, Section 1205).

MODIFICATION AND WAIVER

     Each Indenture contains provisions for convening meetings of Holders to consider matters affecting their interests (Article Nine).

     Modifications of and amendments to each Indenture may be made by the Company and the Trustee thereunder with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series issued thereunder that is affected by such modification or amendment, voting separately; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (i) change the stated maturity of the principal of, or any installment of interest or additional amounts payable on, any Debt Security or Coupon; (ii) reduce the principal amount (including the amount payable on a Discount Security upon the acceleration of the maturity thereof) of, or any interest on or any premium payable upon redemption of, or additional amounts payable on, any Debt Security or Coupon; (iii) change the currency or composite currency of denomination or payment of the principal of (and premium, if any, on) or any interest or additional amounts payable on any Debt Security or Coupon; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any

Debt Security or Coupon; (v) reduce the percentage of the principal amount of the Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture with respect to waiver of compliance with certain provisions of the applicable Indenture or waiver of certain defaults; (vi) limit the Company's obligation to maintain a paying agent outside the United States for Bearer Securities; or
(vii) limit the obligation of the Company to redeem certain Bearer Securities if certain events occur involving United States information reporting requirements (Section 1102).

     The Subordinated Debt Indenture may not be amended to alter or impair the subordination of the subordinated Debt Securities issued thereunder without the consent of each holder of Senior Indebtedness then outstanding (Subordinated Debt Indenture, Section 1107).

     The Holders of a majority in principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the applicable Indenture before the time for such compliance (Section 1207; Subordinated Debt Indenture, Section
1206). The Holders of a majority in principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series, waive any past default under the applicable Indenture with respect to Debt Securities of that series, except a default in the payment of the principal of (and premium, if any) or any interest on any such Debt Security or in the payment of any Coupon of that series and except a default in respect of a covenant or provision the modification or amendment of which would require the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

CONSOLIDATION, MERGER AND TRANSFER OR LEASE OF ASSETS

     Each Indenture provides that the Company may not consolidate with or merge into any corporation, or transfer or lease its assets substantially as an entirety to any Person, unless (i) the successor corporation or transferee or lessee (the "Successor Corporation") is a corporation organized under the laws of the United States or any political subdivision thereof; (ii) the Successor Corporation assumes the Company's obligations under the applicable Indenture and on the Debt Securities and any Coupons issued thereunder; (iii) after giving effect to the transaction no Event of Default and no event that, after notice or lapse of time, or both, would become an Event of Default shall have occurred and be continuing; (iv) the Successor Corporation waives any right to redeem any Bearer Security under circumstances in which the Successor Corporation would be entitled to redeem such Bearer Security but the Company would not have been so entitled if such consolidation, merger, transfer or lease had not occurred; and
(v) certain other conditions are met (Section 1001).

DEFEASANCE

     If so specified in the applicable Prospectus Supplement with respect to Debt Securities of any series that are Registered Securities payable only in United States dollars, the Company, at its option, (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain paying agencies and hold moneys for payment in trust) or (ii) will not be subject to provisions of the applicable Indenture described above under "Limitation on Liens" and "Consolidation, Merger and Transfer or Lease of Assets" with respect to the Debt Securities of such series, in each case if the Company deposits with the applicable Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any) and any interest on the Debt Securities of such series on the dates such payments are due in accordance with the terms of such Debt Securities. To exercise any such option under either of the Indentures, the Company is required to deliver to the applicable Trustee an opinion of counsel to the effect that (1) the deposit and related defeasance would not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes and, in the case of a discharge pursuant to clause (i) above, a ruling to such effect received from or published by the United States Internal Revenue Service, and (2) if the Debt Securities of such series are then listed on the New York Stock Exchange, such Debt Securities would not be delisted from the New York Stock Exchange as a result of the exercise of such option (Sections 1501 and 1502). Defeasance provisions, if any, with respect to any other Debt Securities of any series will be described in the applicable Prospectus Supplement.

REPLACEMENT DEBT SECURITIES

     Unless otherwise provided in the applicable Prospectus Supplement, if a Debt Security of any series or any related Coupon is mutilated, destroyed, lost or stolen, it may be replaced at the corporate trust office or agency of the applicable Trustee in the City and State of New York (in the case of Registered Securities) or at the principal London office of the applicable Trustee (in the case of Bearer Securities and Coupons) upon payment by the Holder of such expenses as may be incurred by the Company and the applicable Trustee in connection therewith and the furnishing of such evidence and indemnity as the Company and such Trustee may require. Mutilated Debt Securities and Coupons must be surrendered before new Debt Securities (with or without Coupons) will be issued (Section 306).

NOTICES

     Unless otherwise provided in the applicable Prospectus Supplement, any notice required to be given to a Holder of a Debt Security of any series that is a Registered Security will be mailed to the last address of such Holder set forth in the applicable security register. Any notice required to be given to a Holder of a Debt Security that is a Bearer Security will be published in a daily morning newspaper of general circulation in the city or cities specified in the Prospectus Supplement relating to such Bearer Security (Section 105).

CONCERNING THE TRUSTEES

     The Company and certain of its subsidiaries maintain lines of credit and have other customary banking relationships with Citibank, N.A. and Bankers Trust Company, and certain of their respective affiliates, and may have such relationships with other Trustees and their affiliates.

                         DESCRIPTION OF INDEX WARRANTS

     The following description of the terms of the Index Warrants sets forth certain general terms and provisions of the Index Warrants to which any Prospectus Supplement may relate. The particular terms of the Index Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions do not apply to the Index Warrants so offered will be described in such Prospectus Supplement.

     Index Warrants may be issued independently or together with Debt Securities offered by any Prospectus Supplement and may be attached to or separate from any such Offered Securities. Each series of Index Warrants will be issued under a separate index warrant agreement (each, an "Index Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Index Warrant Agent"), all as described in the Prospectus Supplement relating to such Index Warrants. A single bank or trust company may act as Index Warrant Agent for more than one series of Index Warrants. The Index Warrant Agent will act solely as the agent of the Company under the applicable Index Warrant Agreement and will not assume any obligation or relationship of agency or trust for or with any owners of such Index Warrants. A copy of the form of Index Warrant Agreement, including the form of index warrant certificate (the "Index Warrant Certificate," or, if issued in global form, the "Index Warrant Global Certificate"), is filed as an exhibit to or incorporated by reference in the Registration Statement. The following summaries of certain provisions of the Index Warrants and the form of Index Warrant Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Index Warrant Agreement and the Index Warrant Certificate or Index Warrant Global Certificate.

GENERAL

     The Index Warrant Agreement does not limit the number of Index Warrants that may be issued thereunder. The Company will have the right to "reopen" a previous series of Index Warrants and to issue additional Index Warrants of such series.

     Each Index Warrant will entitle the holder (each, a "Warrant Holder") to receive from the Company, upon exercise, including any automatic exercise, an amount in cash or a number of securities that will be determined by reference to an Index calculated by reference to prices, yields, levels or other specified objective measures in respect of specified securities or securities indexes or specified foreign currencies or currency indexes, or a combination thereof, or changes in such measure or differences between two or more such measures. The Prospectus Supplement for a series of Index Warrants will set forth the formula or methodology pursuant to which the amount payable or distributable on the Index Warrants will be determined by reference to the relevant Index or Indexes.

     Certain Index Warrants will, if specified in the Prospectus Supplement, entitle the Warrant Holder to receive from the Company, upon automatic exercise at expiration and under certain other circumstances, a minimum or maximum amount.

     The Prospectus Supplement applicable to any series of Index Warrants will set forth any circumstances in which the payment or distribution or the determination of the payment or distribution on the Index Warrants may be postponed and the period for which such payment or distribution or determination may be postponed. Conversely, the Index Warrants may be subject to early exercise or cancellation in certain circumstances described in the applicable Prospectus Supplement. The amount due, or the means by which the amount due, on the Index Warrants may be determined after any such delay or postponement, or early exercise or cancellation will be set forth in the applicable Prospectus Supplement.

     Unless otherwise specified in the applicable Prospectus Supplement, the Company will be under no obligation to, nor will it, purchase or take delivery of or sell or deliver any securities or currencies (including the Underlying Assets), other than the payment of any cash or distribution of any securities due on the Index Warrants, from or to Warrant Holders pursuant to the Index Warrants.

     Unless otherwise specified in the applicable Prospectus Supplement, the Index Warrants will be deemed to be automatically exercised upon expiration. Upon such automatic exercise, Warrant Holders will be entitled to receive the cash amount or number of securities due, if any, on such exercise of the Index Warrants.

     Reference is hereby made to the Prospectus Supplement relating to the particular series of Index Warrants offered thereby for the terms of such Index Warrants, including, where applicable: (i) the aggregate number of such Index Warrants; (ii) the offering price of such Index Warrants; (iii) the measure or measures by reference to which payment or distribution on such Index Warrants will be determined; (iv) certain information regarding the underlying securities, foreign currencies or indexes; (v) the amount of cash or number of securities due, or the means by which the amount of cash or number of securities due may be calculated, on exercise of the Index Warrants, including automatic exercise, or upon cancellation; (vi) the date on which the Index Warrants may first be exercised and the date on which they expire; (vii) any minimum number of Index Warrants exercisable at any one time; (viii) any maximum number of Index Warrants that may, subject to the Company's election, be exercised by all Warrant Holders (or by any person or entity) on any day; (ix) any provisions permitting a Warrant Holder to condition an exercise of Index Warrants; (x) the method by which the Index Warrants may be exercised; (xi) the currency in which the Index Warrants will be denominated and in which payments on the Index Warrants will be made or the securities that may be distributed in respect of the Index Warrants; (xii) the method of making any foreign currency translation applicable to payments or distributions on the Index Warrants; (xiii) the method of providing for a substitute Index or Indexes or otherwise determining the amount payable in connection with the exercise of Index Warrants if an Index changes or is no longer available; (xiv) the time or times at which amounts will be payable or distributable in respect of such Index Warrants following exercise or automatic exercise; (xv) any national securities exchange on, or self-regulatory organization with which, such Index Warrants will be listed;
(xvi) any provisions for issuing such Index Warrants in certificated form;
(xvii) if
such Index Warrants are not issued in book-entry form, the place or places at and the procedures by which payments or distributions on the Index Warrants will be made; and (xviii) any other terms of such Index Warrants.

     Prospective purchasers of Index Warrants should be aware of special United States federal income tax considerations applicable to instruments such as the Index Warrants. The Prospectus Supplement relating to each series of Index Warrants will describe such tax considerations. The summary of United States federal income tax considerations contained in the Prospectus Supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of Index Warrants are urged to consult their own tax advisors prior to any acquisition of Index Warrants.

BOOK-ENTRY PROCEDURES AND SETTLEMENT FOR INDEX WARRANTS

     Subject to the rules of the Warrant Depositary (as defined below) and unless otherwise specified in the Prospectus Supplement, the Index Warrants offered thereby will be issued in the form of a single Index Warrant Global Certificate that will be deposited with, or on behalf of, a depositary (the "Warrant Depositary"), which shall be, unless otherwise specified in the applicable Prospectus Supplement, the Depository Trust Company, New York, New York ("DTC"). Index Warrants will be registered in the name of the Warrant Depositary or a nominee of the Warrant Depositary. Unless and until it is exchanged in whole or in part for the individual Index Warrants represented thereby, an Index Warrant Global Certificate may not be transferred except as a whole by the Warrant Depositary to a nominee of the Warrant Depositary or by a nominee of the Warrant Depositary to the Warrant Depositary or another nominee of the Warrant Depositary or by the Warrant Depositary or any such nominee to a successor of the Warrant Depositary or a nominee of such successor.

     The Company anticipates that the following provisions will apply to all depository arrangements.

     Upon the issuance of an Index Warrant Global Certificate, the Warrant Depositary will credit, on its book-entry registration and transfer system, the respective numbers of the individual Index Warrants represented by such Index Warrant Global Certificate to the accounts of institutions that have accounts with the Warrant Depositary ("depositary participants"). The accounts to be credited shall be designated by the underwriters of such Index Warrants or, if such Index Warrants are offered and sold directly by the Company or through one or more agents, by the Company or such agent or agents. Ownership of beneficial interests in an Index Warrant Global Certificate will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in an Index Warrant Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Warrant Depositary for such Index Warrant Global Certificate or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities. Such limits and such laws may limit the market for beneficial interests in an Index Warrant Global Certificate.

     The Warrant Depositary's nominee for all purposes will be considered the sole owner or holder of the Index Warrants under the related Index Warrant Agreement. Except as set forth below, owners of beneficial interests in the Index Warrant Global Certificate will not be entitled to have any of the individual Index Warrants represented by such Index Warrant Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of any such Index Warrants, and will not be considered the holders thereof under the related Index Warrant Agreement.

     Neither the Company nor the Index Warrant Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Index Warrant Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     If the Warrant Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Index Warrant

Certificates in exchange for the Index Warrant Global Certificate. In addition, the Company may at any time and in its sole discretion determine not to have certain Index Warrants represented by an Index Warrant Global Certificate and, in such event, will issue individual Index Warrant Certificates in exchange for such Global Certificate. Further, if the Company so specifies with respect to any Index Warrants, an owner of a beneficial interest in an Index Warrant Global Certificate may, on such terms acceptable to the Company and the Warrant Depositary, receive individual Index Warrants in exchange for such beneficial interest. In any such instance, an owner of a beneficial interest in the Index Warrant Global Certificate will be entitled to have Index Warrants equal in aggregate number to such beneficial interest registered in its name and will be entitled to physical delivery of such Index Warrants. The registered owner of such Index Warrants will be entitled to receive any amounts payable in respect of such Index Warrants, upon surrender of such Index Warrants to the Index Warrant Agent in accordance with the procedures set forth in the Prospectus Supplement.

LISTING

     Unless otherwise indicated in the Prospectus Supplement, the Index Warrants will be listed on a national securities exchange or with a self-regulatory organization, the rules and regulations of which are filed with the Commission pursuant to Section 19(b) of the Exchange Act (a "Self-Regulatory Organization"), in each case as specified in the Prospectus Supplement. It is expected that such Self-Regulatory Organization will cease trading a series of Index Warrants as of the close of business on the related expiration date of such Index Warrants.

MODIFICATION

     The Index Warrant Agreement and the terms of the related Index Warrants may be amended by the Company and the Index Warrant Agent, without the consent of the holders of any Index Warrants, for the purpose of curing any ambiguity or of curing, correcting or supplementing any defective or inconsistent provision contained therein, maintaining the listing of such Index Warrants on any national securities exchange or with any other Self-Regulatory Organization or registration of such Index Warrants under the Exchange Act, permitting the issuance of individual Index Warrant certificates to Warrant Holders, reflecting the issuance by the Company of additional Index Warrants of the same series or reflecting the appointment of a successor depository, or for any other purpose which the Company may deem necessary or desirable and which will not materially and adversely affect the interests of the Warrant Holders.

     The Company and the Index Warrant Agent also may modify or amend the Index Warrant Agreement and the terms of the related Index Warrants, with the consent of the holders of not less than a majority in number of the then outstanding Warrants affected by such modification or amendment, for any purposes; provided, however, that no such modification or amendment that changes the amount to be paid to the Warrant Holder or the manner in which such amount is to be determined, shortens the period of time during which the Index Warrants may be exercised, or otherwise materially and adversely affects the exercise rights of the holders of the Index Warrants or reduces the percentage of the number of outstanding Index Warrants the consent of whose holders is required for modification or amendment of the Index Warrant Agreement or the terms of the related Index Warrants, may be made without the consent of each Holder affected thereby.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITION

     If at any time there is a merger or consolidation involving the Company or a sale, transfer, conveyance (other than by way of lease) or other disposition of all or substantially all of the assets of the Company, then the successor or assuming corporation will succeed to and be substituted for the Company under the Index Warrant Agreement and the related Index Warrants, with the same effect as if it had been named in such Index Warrant Agreement and Index Warrants as the Company. The Company will thereupon be relieved of any further obligation under such Index Warrant Agreement and Index Warrants and may at any time thereafter be dissolved, wound up or liquidated.

ENFORCEABILITY OF RIGHTS BY WARRANT HOLDERS

     Any Warrant Holder may, without the consent of the Index Warrant Agent or any other Warrant Holder, enforce by appropriate legal action on his own behalf his right to exercise, and to receive payment for, his Index Warrants.

SPECIAL CONSIDERATIONS RELATING TO INDEX WARRANTS

     The Index Warrants involve a high degree of risk, including risks arising from fluctuations in the values of the underlying securities, foreign currencies or indexes, risks relating to the relevant Index or Indexes by which payments or distributions on the Index Warrants are calculated, general risks applicable to the securities or currency markets on which the underlying securities, foreign currencies or indexes are traded and, in the case of certain Index Warrants, foreign exchange, interest rate, issuer and other risks. Purchasers should recognize that their Index Warrants, other than Index Warrants having a minimum expiration value, may expire worthless. Purchasers should be prepared to sustain a total loss of the purchase price of their Index Warrants, and are advised to consider carefully the information set forth herein and under "Risk Factors Relating to the Index Warrants" in the applicable Prospectus Supplement. Prospective purchasers of the Index Warrants should be experienced with respect to options and options transactions and understand the risks of the relevant Index or Indexes and the underlying securities, foreign currencies or indexes (and, if applicable, foreign currency transactions), and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Index Warrants in light of their particular financial circumstances, the information set forth herein under "Description of Index Warrants," and the information regarding the Index Warrants, the relevant Index or Indexes and the underlying securities, foreign currencies or indexes set forth in the Prospectus Supplement.

        LIMITATIONS ON ISSUANCE OF BEARER SECURITIES AND BEARER WARRANTS

     In compliance with United States federal income tax laws and regulations, the Company and any underwriter, agent or dealer participating in the offering of any Bearer Security will agree that, in connection with the original issuance of such Bearer Security and during the period ending 40 days after the issue date of such Bearer Security, they will not offer, sell or deliver such Bearer Security, directly or indirectly, to a U.S. Person or to any person within the United States, except to the extent permitted under United States Treasury regulations.

     Bearer Securities will bear a legend to the following effect: "Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a U.S. Person who holds Bearer Securities will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on a sale, exchange, redemption or other disposition of, such Bearer Securities.

     As used herein, "U.S. Person" means a person who is a citizen or resident of the United States, or that is a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if (i) a United States court is able to exercise primary supervision over the trust's administration and (ii) one or more United States persons have the authority to control all of the trust's substantial decisions, and the term "United States" means the United States of America (including the States and the District of Columbia).

     Pending the availability of a definitive Global Security or individual Bearer Securities, as the case may be, Debt Securities that are issuable as Bearer Securities may initially be represented by a single temporary Global Security, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), and Cedel Bank, Societe Anonyme ("Cedel") for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive Global Security in bearer form, without coupons attached, or individual Bearer Securities and subject to any further limitations described in the applicable Prospectus Supplement, the temporary Global Security will be exchangeable for interests in such definitive Global Security or for such individual Bearer Securities, respectively, only upon receipt of a "Certificate of Non-U.S. Beneficial Ownership". A "Certificate of Non-U.S. Beneficial Ownership" is a certificate to the effect that a beneficial interest in a temporary Global Security or Bearer Warrant is owned by a person that is not a U.S. Person or is owned by or through a financial institution in compliance with applicable U.S. Treasury regulations. In no event will a definitive Bearer Security be delivered to a purchaser without the receipt of a Certificate of Non-U.S. Beneficial Ownership. No Bearer Security will be delivered in or to the United States. If so specified in the applicable Prospectus Supplement, interest on a temporary Global Security will be paid to each of Euroclear and Cedel with respect to that portion of such temporary Global Security held for its account, but only upon receipt as of the relevant Interest Payment Date of a Certificate of Non-U.S. Beneficial Ownership.

     Limitations on the offer, sale, delivery and exercise of Bearer Warrants (including a requirement that a Certificate of Non-U.S. Beneficial Ownership be delivered upon exercise of a Bearer Warrant) will be described in the Prospectus Supplement relating to such Bearer Warrants.

                            EUROPEAN MONETARY UNION

     Stage III of the European Economic and Monetary Union ("Stage III") is presently scheduled to commence on January 1, 1999 for those member states of the European Union that satisfy the economic convergence criteria set forth in the Treaty on European Union. Certain of the foreign currencies in which Debt Securities may be denominated or payments in respect of Index Warrants may be due or by which amounts due on the Offered Securities may be calculated are issued by countries that are signatories to such Treaty (any such country, a "Relevant Jurisdiction" with respect to such Offered Securities). Stage III includes the introduction of a single currency (the "Euro") which will be legal tender in such member states. It is anticipated that the European Union will adopt regulations or other legislation providing specific rules for the introduction of the Euro in substitution for the respective current national currencies of such member states, which regulations or legislation may be supplemented by legislation of the individual member states. In the event that any Relevant Jurisdiction adopts the Euro, the laws and regulations of the European Union (and, if any, of such Relevant Jurisdiction) relating to the Euro implemented pursuant to or by virtue of the Treaty on European Union shall apply to the relevant Offered Securities, Indenture or Indentures and Index Warrant Agreement or Agreements, and, except as provided in the following paragraph, the payment of principal of, or interest on, or any other amounts in respect of such relevant Offered Securities or the calculation of amounts due thereon at any time after the official date of introduction of the Euro by the Relevant Jurisdiction shall be effected in Euro in conformity with any such legally applicable measures.

     If, following the introduction of the Euro by a Relevant Jurisdiction, the Company has the option, pursuant to legally applicable measures, to make payments of principal of, or interest on or any other amounts in respect of, the relevant Offered Securities, or to calculate amounts due thereon, in either the current national currency of such Relevant Jurisdiction or Euro, the Company will make such payments or calculations in such national currency or Euro at its sole discretion. To the extent that the terms and conditions of the relevant Offered Securities require the rounding up or down of certain amounts or quotations expressed in Euro, such rounding will be made to the smallest currency unit of the Euro.

     The circumstances and consequences described in this section and any resultant amendment to the terms and conditions of the relevant Offered Securities will not entitle any Holder of such Offered Securities (i) to any legal remedy, including, without limitation, redemption, rescission, notice, repudiation, adjustment or renegotiation of the terms and conditions of the Offered Securities, Indenture or Indentures and Index Warrant Agreement or Agreements, or (ii) to raise any defense or make any claim (including, without limitation, claims of breach, force majeure, frustration of purpose or impracticability) or any other claim for compensation, damages or any other relief, nor will any such events affect any of the other obligations of the Company under the Offered Securities, Indenture or Indentures and Index Warrant Agreement or Agreements.

                          USE OF PROCEEDS AND HEDGING

     General. The proceeds to be received by the Company from the sale of the Offered Securities will be used for general corporate purposes, principally to fund the business of its operating units and to fund investments in, or extensions of credit or capital contributions to, its subsidiaries and to lengthen the average maturity of liabilities, which may include the reduction of short-term liabilities or the refunding of maturing indebtedness. In order to fund its business, the Company expects to incur additional indebtedness in the future. The Company or an affiliate may enter into a swap agreement with one of the Company's affiliates in connection with the sale of the Offered Securities and may earn additional income as a result of payments pursuant to such swap or related hedge transactions.

     Use of Proceeds Relating to Index Warrants and Indexed Notes. All or a portion of the proceeds to be received by the Company from the sale of Index Warrants or Debt Securities on which certain or all payments of interest, principal or premium may be linked to an Index ("Indexed Notes") may be used by the Company or one or more of its subsidiaries to purchase or maintain positions in all or certain of the assets by reference to which the relevant Index or Indexes are determined or calculated ("Underlying Assets"), or options, futures contracts, forward contracts or swaps, or options on the foregoing, or other derivative or synthetic instruments relating to such Index or Underlying Assets, as the case may be, and, if applicable, to pay the costs and expenses of hedging any currency, interest rate or other Index-related risk with respect to such Index Warrants and Indexed Notes. From time to time after the initial offering and prior to the maturity of the Index Warrants and Indexed Notes, depending on market conditions (including the value of the Index and/or the Underlying Assets), in connection with hedging with respect to such Offered Securities, the Company expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in the Index, the Underlying Assets, options, futures contracts, forward contracts, swaps, or other derivative or synthetic instruments related to, the Index and such Assets. In addition, the Company or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in Index Warrants and Indexed Notes from time to time and may, in their sole discretion, hold, resell, exercise, cancel or retire such Offered Securities. The Company or one or more of its subsidiaries may also take hedging positions in other types of appropriate financial instruments that may become available in the future. To the extent that the Company or one or more of its subsidiaries has a long hedge position in, options contracts in, or other derivative or synthetic instruments related to, the Underlying Assets or Index, the Company or one or more of its subsidiaries may liquidate all or a portion of its holdings at or about the time of the maturity of the Index Warrants and Indexed Notes. Depending on, among other things, future market conditions, the aggregate amount and composition of such positions are likely to vary over time. Profits or losses from any such position cannot be ascertained until such position is closed out and any offsetting position or positions are taken into account. Although the Company has no reason to believe that its hedging activity will have a material impact on the price of such options, swaps, futures contracts, options on the foregoing, or other derivative or synthetic instruments, or on the value of the Index or the Underlying Assets, there can be no assurance that the Company will not affect such prices or value as a result of its hedging activities. The remainder of the proceeds from the sale of Index Warrants and Indexed Notes will be used by the Company or its subsidiaries for general corporate purposes, as described above.

                              PLAN OF DISTRIBUTION

     The Company may sell Offered Securities in any of the following ways: (i) through underwriters or dealers; (ii) directly to one or more purchasers; (iii) through agents or (iv) through a combination of any such methods of sale. The applicable Prospectus Supplement will set forth the terms of the offering of any Offered Securities, including the names of any underwriter or underwriters, the purchase price of such Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, any securities exchanges on which such Offered Securities may be listed and any restrictions on the sale and delivery of Offered Securities in bearer form. The Company reserves the right to withdraw, cancel or modify the offer of any Offered Securities at any time without notice.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or by underwriters without a syndicate. The Company expects that such managing underwriters or underwriters in the United States will include one or more broker-dealer subsidiaries of the Company. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Offered Securities if any of such Offered Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     In connection with underwritten offerings of Offered Securities, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Offered Securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to which such persons may bid for or purchase Offered Securities for the purposes of stabilizing their market price. The underwriters also may create a short position for their respective accounts by selling more Offered Securities in connection with this offering than they are committed to purchase from the Company, and in such case may purchase Offered Securities in the open market following completion of this offering to cover all or a portion of such short position. The underwriters may also cover all or a portion of such short position, up to a specified aggregate principal amount or number of Offered Securities, by exercising any underwriters' over-allotment option that may be applicable with respect to the particular underwritten offering. In addition, the managing underwriter for the particular offering, on behalf of the underwriters, may impose "penalty bids" under contractual arrangements between the underwriters whereby it may reclaim from an underwriter (or dealer participating in this offering) for the account of the underwriters, the selling concession with respect to Offered Securities that are distributed in the relevant offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Offered Securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any are undertaken, they may be discontinued at any time.

     Offered Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters in connection with the Offered Securities remarketed thereby.

     Offered Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of Offered Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

     As one of the means of direct issuance of Offered Securities, the Company may utilize the services of an entity through which it may conduct an electronic "dutch auction" or similar offering of the Offered Securities among potential purchasers who are eligible to participate in the auction or offering of such Offered Securities, if so described in the applicable Prospectus Supplement.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Securities at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in such Prospectus Supplement. Such contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement, and such Prospectus Supplement will set forth the commissions payable for solicitation of such contracts.

     The anticipated date of delivery of Offered Securities will be as set forth in the Prospectus Supplement relating to the offering of such Securities.

     Any underwriters, dealers or agents participating in the distribution of Offered Securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Agents, underwriters and dealers may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof or reimbursement of certain legal and other expenses. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, the Company or its affiliates in the ordinary course of business.

     The participation of any affiliate of the Company in the offer and sale of Offered Securities will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the underwriting by an affiliate of securities of its parent. Each of the Company's broker-dealer affiliates may act as an underwriter in an "at the market" equity offering pursuant to Rule 415(a)(4) under the Securities Act.

     Certain of the Company's affiliates expect to offer and sell previously issued Offered Securities in the course of each of their respective business in market-making transactions at negotiated prices related to prevailing market prices at the time of sale, and may act as principal or agent in such transactions, but no such entity is obligated to do so, and any such entity may discontinue any market-making at any time without notice, at its sole discretion. This Prospectus and the related Prospectus Supplements and Pricing Supplements may be used by the Company or any of its affiliates in connection with such transactions.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus (including any accompanying Prospectus Supplement and Pricing Supplement) and the accompanying Prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by the company or an agent. Neither the delivery of this Prospectus (including any accompanying Prospectus Supplement and Pricing Supplement) nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the dates as of which information is given in this Prospectus (including any accompanying Prospectus Supplement and Pricing Supplement). This Prospectus (including any accompanying Prospectus Supplement and Pricing Supplement) does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                                 ERISA MATTERS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of the Offered Securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), prohibit certain transactions involving the assets of a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of the Offered Securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

     The Company, directly or through its affiliates, may be considered a "party in interest" or a "disqualified person" with respect to many Plans that are subject to ERISA. The purchase of Offered Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of

Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) and with respect to which the Company is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Offered Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), or PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts). ANY PENSION OR OTHER EMPLOYEE BENEFIT PLAN PROPOSING TO ACQUIRE ANY OFFERED SECURITIES SHOULD CONSULT WITH ITS COUNSEL.

                                    EXPERTS

     The consolidated financial statements and schedules of Salomon Inc as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, included in Salomon Inc's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Salomon Financials"), are incorporated by reference herein, in reliance upon the report (also incorporated by reference herein) of Arthur Andersen LLP, independent public accountants, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of Smith Barney Holdings Inc. and its subsidiaries for the fiscal years ended December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, included in the Company's Current Report on Form 8-K filed on September 29, 1997, have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as set forth in their report therein, included thereon and incorporated herein by reference. Such financial statements referred to above are incorporated by reference herein in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     The supplemental consolidated financial statements of the Company and its subsidiaries for the fiscal years ended December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, included in the Company's Current Report on Form 8-K filed on November 28, 1997, have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, as set forth in their report thereon, included therein and incorporated herein by reference, which report states that Coopers & Lybrand L.L.P. did not audit the Salomon Financials and that their opinion with respect to any amounts contained in the Salomon Financials is based on the report of Arthur Andersen LLP. Such financial statements referred to above are incorporated by reference herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters relating to the Offered Securities will be passed upon for the Company by Robert H. Mundheim, Esq., General Counsel of the Company. Mr. Mundheim beneficially owns, or has rights to acquire under Travelers Group employee benefit plans, an aggregate of less than one percent of the common stock of Travelers Group.

     Certain legal matters relating to the Offered Securities will be passed upon for any underwriters or agents by Cleary, Gottlieb, Steen & Hamilton, New York or Skadden, Arps, Slate, Meagher & Flom LLP, New York. Kenneth J. Bialkin, a partner of Skadden, Arps, Slate, Meagher & Flom LLP, is a director of Travelers Group, the parent of the Company, and he and other attorneys in such firm beneficially own an aggregate of less than one percent of the common stock of Travelers Group. Each of Cleary, Gottlieb, Steen & Hamilton and Skadden, Arps, Slate, Meagher & Flom LLP has from time to time acted as counsel for Travelers Group and certain of its subsidiaries and may do so in the future.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov that contains reports, proxy and information statements and other information concerning issuers, such as the Company, that file electronically with the Commission. Such reports and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     The Company has filed the Registration Statement under the Securities Act relating to the Offered Securities with the Commission. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Commission pursuant to Section 13 of the Exchange Act (File No. 1-4346), are incorporated herein by reference: (i) the Annual Report on Form 10-K for the year ended December 31, 1996, (ii) the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 and (iii) the Current Reports on Form 8-K filed on January 21, 1997, March 17, 1997, April 15, 1997, July 17, 1997,
September 24, 1997, September 29, 1997 (as amended by the Current Report on Form 8-K/A filed on October 28, 1997 and the Current Report on Form 8-K/A2 filed on December 1, 1997), October 21, 1997, October 28, 1997 (as amended by the Current Report on Form 8-K/A filed on December 1, 1997), November 21, 1997 (as amended by the Current Report on Form 8-K/A filed on December 1, 1997) and November 28, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner of Offered Securities, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Treasurer, Salomon Smith Barney Holdings Inc., 388 Greenwich Street, New York, New York 10013. Telephone requests for such copies should be directed to the Treasurer at (212) 816-6000.

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  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION, OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS CONSTITUTES AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED IN EITHER IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
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                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
Capitalization........................  S-2
Ratio of Earnings to Fixed Charges....  S-3
Use of Proceeds.......................  S-3
Description of Notes..................  S-3
Underwriting..........................  S-4
Experts...............................  S-6
Legal Opinions........................  S-6

PROSPECTUS
Prospectus Summary....................    2
The Company...........................    6
Ratio of Earnings to Fixed Charges....    6
The Offered Securities................    6
Description of Debt Securities........    7
Description of Index Warrants.........   15
Limitations on Issuance of Bearer
  Securities and Bearer Warrants......   19
European Monetary Union...............   20
Use of Proceeds and Hedging...........   21
Plan of Distribution..................   21
ERISA Matters.........................   23
Experts...............................   24
Legal Matters.........................   24
Available Information.................   25
Incorporation of Certain Documents by
  Reference...........................   25

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                                  $300,000,000

                              SALOMON SMITH BARNEY
                                 HOLDINGS INC.

                       6 1/4% NOTES DUE JANUARY 15, 2005
                                  ------------

                             PROSPECTUS SUPPLEMENT
                                JANUARY 7, 1998
                             (INCLUDING PROSPECTUS
                            DATED DECEMBER 1, 1997)

                                  ------------
                              SALOMON SMITH BARNEY
                             CHASE SECURITIES INC.
                           CITICORP SECURITIES, INC.
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION
                     NATIONSBANC MONTGOMERY SECURITIES LLC
                                 UBS SECURITIES

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